UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2008

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2008, the compensation committee of the board of directors of Curis, Inc. approved a 2008 cash incentive plan for executive officers, which we refer to herein as the cash incentive plan. The cash incentive plan is designed to motivate our executive officers to achieve specified corporate performance objectives for fiscal 2008 and to reward them for their achievement assuming those objectives are met.

Eligibility. To be eligible, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the cash incentive plan and be serving as an executive officer at the time the award is paid. The compensation committee has determined that the following executive officers are currently eligible to participate in the cash incentive plan: Daniel Passeri, Michael Gray, Mark Noel and Changgeng Qian.

Administration. The cash incentive plan is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the cash incentive plan and has the right to amend, modify or terminate the cash incentive plan at any time.

Awards. The compensation committee has established the following target cash incentive payment amounts, referred to herein as target amounts, for each executive officer:

Executive Officer	2008 Base Salary	Target Cash Incentive Payment As a Percentage of 2008 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Daniel Passeri	$400,000	50%	$200,000
Michael Gray	$300,000	35%	$105,000
Changgeng Qian	$250,000	30%	$75,000
Mark Noel	$210,000	15%	$31,500

Total	$1,160,000		$411,500

The compensation committee has established four equally-weighted categories of corporate goals for 2008. The four categories of corporate goals for 2008 generally relate to the achievement of:

•

development goals relating to CUDC-101, our first drug candidate selected as a development candidate, including the filing of an IND and progress in achieving clinical trial enrollment and study objectives;

•	the nomination of one or more additional development candidates from our targeted cancer programs;

•	the establishment of one or more collaborations regarding our targeted cancer programs having specified research funding and other payment terms; and

•	financial performance objectives, including cash management and capital raising.

Each of the foregoing four categories has been further delineated into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the four categories, achievement of performance at the “Threshold” level results in a weighted payment equal to 50% of the target amount set forth above, achievement of performance at the “Target’ level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment equal to 150% of the target amount set forth above.

Distribution. The awards generally will be paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity or all equity, any such equity being issued pursuant to our 2000 Stock Incentive Plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, will be made after the completion of fiscal year 2008 and no later than March 15, 2009.

Effect of Change in Control. In the event of a change in control of Curis, short-term incentive amounts shall be paid out at 100% of target upon such change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: May 22, 2008	By:	/s/ MICHAEL P. GRAY
Michael P. Gray Chief Operating Officer and Chief Financial Officer